The Cronos Group

Consolidated financial statements as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003
and Report of Independent Auditor

DIRECTOR’S REPORT
For the year ended December 31, 2005

We present the financial statements of the Group for the year ended December 31, 2005.

On June 9, 2005, the Annual Meeting of Shareholders was held. At this meeting, the shareholders approved the re-election, as independent directors, of Messrs. Walker and Melzer. In addition, approval was granted for the following items:

•	Extension of Grant of Authority to the Board of Directors to implement a common share repurchase (the “Share Repurchase Program”). In 2002 and 2003, the Company repurchased a total of 112,000 common shares under the Share Repurchase Program; and,

•	Introduction of the 2005 Equity Incentive Plan.

In March 2005, the Board of Directors of the Company declared a dividend of 6 cents per common share for the second quarter of 2005, which was paid in July 2005.

In August 2005, the Board of Directors of the Company declared a dividend of 7 cents per common share for the third quarter of 2005, which was paid in October 2005.

In November 2005, the Board of Directors declared a dividend of 14 cents per common share, of which 7 cents per common share was for the fourth quarter of 2005 (which was paid January 10, 2006 to shareholders on record as of December 22, 2005), and 7 cents per common share for the first calendar quarter of 2006, paid April 13, 2006 to shareholders on record as of March 23, 2006.

On behalf of the Board of Directors

Dennis J. Tietz
Chairman of the Board and Chief Executive Officer

April 21, 2006

Report of Independent Auditor	Deloitte SA Audit, Tax, Consulting, Financial Advisory Services 560, rue de Neudorf L-2220 Luxembourg B.P. 1173 L-1011 Luxembourg Tel: +352 451 451 Fax: +352 451 452 401 www.deloitte.lu

To the Board of Directors and Stockholders of The Cronos Group

We have audited the accompanying consolidated balance sheets of The Cronos Group (a Luxembourg holding company) and its subsidiaries (collectively the “Group”) as of December 31, 2005 and 2004, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the three years in the period ended December 31, 2005 and have read the related directors’ report. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits and to check the consistency of the directors’ report with them.

We conducted our audits in accordance with International Standards of Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statements’ presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above give, in conformity with the legal and regulatory requirements in Luxembourg, a true and fair view of the financial position of The Cronos Group and its subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005. The directors’ report is consistent with these consolidated financial statements.

Without qualifying our opinion, we draw attention to the fact that the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as indicated in note 1. A reconciliation between US GAAP and Luxembourg generally accepted accounting principles and additional disclosure for statutory purposes has been provided in note 23.

Deloitte SA
Réviseur d’entreprises

B Lam
Partner

April 21, 2006

Audit • Tax • Consulting • Financial Advisory •	Member of Deloitte Touche Tohmatsu

Société Anonyme
RCS Luxembourg B 67.895
Autorisation d’établissement: n˚ 88607

THE CRONOS GROUP

CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2005, 2004 and 2003
(US dollar amounts in thousands, except per share amounts)

	2005	2004	2003

Gross lease revenue	$139,024	$132,096	$117,501
Equipment trading revenue	2,210	4,698	4,991
Commissions, fees and other operating income:
— Related parties	802	953	1,116
— Unrelated parties	4,577	2,641	2,525
— Gain on settlement of litigation	1,333	—	—
Interest income	344	120	130

Total revenues	148,290	140,508	126,263

Direct operating expenses	18,091	20,563	25,508
Payments to Managed Container Programs:
— Related parties	40,826	31,638	23,159
— Unrelated parties	36,177	36,323	32,571
Equipment trading expenses	1,978	4,018	4,600
Amortization of intangible assets	188	188	188
Depreciation	15,141	17,993	17,495
Selling, general and administrative expenses	21,909	18,834	15,791
Interest expense	6,186	5,178	5,754
Recovery of amount payable to Managed Container Program	(703)	—	—
Recovery of related party loan note	—	(1,280)	—
Provision against legal claims	4,100	—	—

Total expenses	143,893	133,455	125,066

Income before income taxes and equity in earnings of affiliate	4,397	7,053	1,197
Income taxes (provision) benefit	(864)	(1,071)	1,494
Equity in earnings of unconsolidated affiliate	4,269	2,883	1,499

Net income	7,802	8,865	4,190
Other comprehensive income (loss):
— change in fair value of forward exchange contracts	—	325	(325)
— change in fair value of derivatives held by affiliate	650	311	(81)

Comprehensive income	$8,452	$9,501	$3,784

Basic net income per common share	$1.06	$1.22	$0.57

Diluted net income per common share	$0.98	$1.14	$0.55

All amounts were generated by continuing activities.

The accompanying notes are an integral part of these consolidated financial statements.

THE CRONOS GROUP

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004
(US dollar amounts in thousands, except per share amounts)

	2005	2004

Assets
Cash and cash equivalents	$15,829	$17,579
Restricted cash	4,200	1,489
Amounts due from lessees, net	28,540	25,136
Amounts receivable from Managed Container Programs, including amounts due from related parties of $3,155 and $3,358, respectively	3,391	3,386
New container equipment for resale	38,142	17,116
Net investment in direct financing leases, including amounts due within twelve months of $4,162 and $2,434, respectively	12,678	7,382
Investment in unconsolidated affiliates	31,358	15,364
Container equipment, net of accumulated depreciation of $75,493 and $127,991, respectively	121,988	166,584
Other equipment, net of accumulated depreciation of $1,999 and $10,418, respectively	1,130	963
Goodwill	11,038	11,038
Other intangible assets, net	345	533
Related party loan receivable	—	1,280
Other assets	3,093	3,899

Total assets	$271,732	$271,749

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs, including amounts payable to related parties of $15,295 and $11,742, respectively	$25,462	$22,034
Amounts payable to container manufacturers	52,790	27,838
Direct operating expense payables and accruals	5,432	5,592
Other amounts payable and accrued expenses	11,873	8,810
Debt and capital lease obligations, including amounts due within twelve months of $11,769 and $13,831, respectively	87,780	127,953
Income taxes	209	155
Deferred income taxes	2,965	3,083
Deferred income and deferred acquisition fees	7,684	5,925

Total liabilities	194,195	201,390

Commitments and contingencies
Shareholders’ equity
Common shares, par value $2 per share (25,000,000 shares authorized; shares issued and outstanding; 2005 — 7,519,959; 2004 — 7,381,349)	15,040	14,763
Additional paid-in capital	43,807	45,358
Common shares held in treasury (112,000)	(297)	(297)
Accumulated other comprehensive income	880	230
Restricted retained earnings	1,832	1,832
Unrestricted retained earnings	16,275	8,473

Total shareholders’ equity	77,537	70,359

Total liabilities and shareholders’ equity	$271,732	$271,749

The accompanying notes are an integral part of these consolidated financial statements.

THE CRONOS GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005, 2004 and 2003
(US dollar amounts in thousands, except per share amounts)

	2005	2004	2003

Cash flows from operating activities
Net income	$7,802	$8,865	$4,190
Adjustments to reconcile net income to net cash provided by operating activities:
— depreciation and amortization	15,329	18,181	17,683
— (decrease) increase in unamortized acquisition fees	(22)	218	(640)
— provision for losses on accounts receivable	1,284	1,251	1,077
— recovery of related party loan note	—	(1,280)	—
— provision against legal claims	4,100	—	—
— (gain) loss on disposal of fixed assets	(955)	(211)	270
— undistributed equity in earnings of affiliate	(4,269)	(2,883)	(1,499)
— (decrease) increase in current and deferred income taxes	(64)	257	(2,555)
— increase in new container equipment for resale	(21,026)	(6,300)	(8,246)
— decrease (increase) in amounts receivable:
— related parties	203	19	23
— unrelated parties	(1,453)	1,089	989
— increase in amounts payable and accrued expenses:
— related parties	3,553	2,401	1,098
— unrelated parties	21,553	9,267	10,320

Net cash provided by operating activities	26,035	30,874	22,710

Cash flows from investing activities
Purchase of container equipment	(54,837)	(29,050)	(16,545)
Purchase of other equipment	(440)	(628)	(324)
Investment in direct financing leases	(4,286)	(57)	(29)
Investments in related parties	(11,075)	(3,600)	(2,550)
Proceeds from sales of container and other equipment	91,059	16,698	9,632
Increase in restricted cash	(2,711)	(456)	(40)

Net provided by (used in) investing activities	17,710	(17,093)	(9,856)

Cash flows from financing activities
Proceeds from issuance of term debt	49,778	21,556	35,649
Repayments of term debt and capital lease obligations	(95,222)	(25,391)	(44,854)
Dividends paid	(1,688)	(799)	(583)
Recovery of related party loan	1,280	—	—
Issue of common stock	357	—	—
Shares repurchased	—	—	(260)

Net cash used in financing activities	(45,495)	(4,634)	(10,048)

Net (decrease) increase in cash and cash equivalents	(1,750)	9,147	2,806
Cash and cash equivalents at beginning of year	17,579	8,432	5,626

Cash and cash equivalents at end of year	$15,829	$17,579	$8,432

Supplementary disclosure of cash flow information:
Cash paid during the year for:
— interest	$5,227	$4,478	$4,765
— income taxes	1,104	1,126	1,189
Cash received during the year for:
— interest	345	241	269
— income taxes	176	312	45
Retention deposit utilized to repay capital lease	—	—	2,743
Non-cash items:
— container equipment contributed to the Joint Venture Program	—	—	999
— container equipment acquired under capital leases	5,188	12,583	1,812
— container equipment transferred to direct financing leases	4,082	1,097	1,268
— direct financing lease equipment acquired under capital leases	523	—	391

The accompanying notes are an integral part of these consolidated financial statements.

THE CRONOS GROUP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2005, 2004 and 2003
(US dollar amounts in thousands, except per share amounts)

				Accumulated		Unrestricted
		Additional	Common	other	Restricted	retained	Total
	Common	paid-in	shares held	comprehensive	retained	earnings	Shareholders’
	shares	capital	in treasury	(loss) income	earnings	(deficit)	Equity

Balance, December 31, 2002	$14,744	$47,125	$(37)	$—	$1,832	$(4,582)	$59,082
Net income						4,190	4,190
Retirement and cancellation of employee share grant		10					10
Declaration of dividends		(583)					(583)
Purchase of treasury shares			(260)				(260)
Other comprehensive loss for year				(406)			(406)

Balance, December 31, 2003	14,744	46,552	(297)	(406)	1,832	(392)	62,033
Net income						8,865	8,865
Employee share grant		10					10
Declaration of dividends		(1,235)					(1,235)
Issue of common shares	20	32					52
Retirement of common shares	(1)	(1)					(2)
Other comprehensive income for year				636			636

Balance, December 31, 2004	14,763	45,358	(297)	230	1,832	8,473	70,359
Net income						7,802	7,802
Issue of common shares	277	352					629
Stock based compensation		94					94
Declaration of dividends		(1,997)					(1,997)
Other comprehensive income for year				650			650

Balance, December 31, 2005	$15,040	$43,807	$(297)	$880	$1,832	$16,275	$77,537

The accompanying notes are an integral part of these consolidated financial statements.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies

a)	Nature of operations

The principal activity of The Cronos Group (the “Company”) and its subsidiaries (together, the “Group” or “Cronos”) is the leasing to ocean carriers of marine containers that are owned by the Group or managed by the Group on behalf of other owners.

The Company is incorporated in Luxembourg. The common shares of the Company are publicly traded in the US on the Nasdaq National Market System under the symbol “CRNS”.

The Group provides a worldwide service and, accordingly, has significant operations in key shipping locations, particularly in Europe, the United States and Asia.

The Group enters into agreements (the “Agreements”) with container owners (the “Managed Container Programs”) to manage the leasing of their containers (“Managed Containers”) to ocean carriers. These Managed Container Programs have taken three principal forms.

Under the first principal form, the Group has organized limited partnerships in the United States (“US Limited Partnership Programs”) and purchases and manages containers on behalf of the US Limited Partnership Programs.

Under the second principal form, the Group has a 50% equity investment in a joint venture container purchase entity (the “Joint Venture Program”). The Group manages the containers held in the Joint Venture Program. Both the US Limited Partnership Programs and the Joint Venture Program are considered to be related parties of the Group .

Under the third principal form, the Group enters into Agreements with private container programs (the “Private Container Programs”) that provide for the Group to purchase and manage containers for such container programs.

Although the provisions of the Agreements vary, they all permit the Group to use the Managed Containers together with containers owned by the Group as part of a single fleet, which the Group operates without regard to ownership. The Group has discretion over which customers, container manufacturers and suppliers of goods and services with which it may deal. The Agreements constitute leases within the scope of Statement of Financial Accounting Standards (“SFAS”) No. 13 — “Accounting For Leases”, and they are accounted for as leases under which the container owners are lessors and the Group is lessee.

b)	Basis of accounting and consolidation

The Group’s accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and contingent liabilities in the financial statements and in the accompanying notes. The most significant estimates relate to the calculation of bad debt allowances, the annual impairment testing of intangible assets and the carrying value of equipment including estimates relating to depreciable lives, residual values and asset impairments. Actual results could differ from those estimates.

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The equity method of accounting is used for investments in companies that the Group does not control but where the Group has the ability to exercise significant influence over the operating and financial policy of that investment.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

c)	Leases

i.	Group as lessor

The Group leases containers to ocean carriers under master leases, term leases and direct financing leases.

Operating leases with customers.  The Group enters into master and term leases with ocean carriers and other customers, principally as lessor in operating leases, for containers that are designed for the carriage of cargo and that are either owned by the Managed Container Programs or by the Group itself. Operating lease rentals are recognized as gross lease revenue on a straight-line basis in accordance with US GAAP.

Master leases specify the maximum number of containers to be leased and the maximum term that each container will remain on-hire, but allow the customer to pick up and drop off containers at various locations as specified in the lease agreement. Lease rentals, which are generally based upon the number of containers used by the customer at any given time and the applicable per diem rate are therefore all contingent rentals.

Term leases provide the customers with specified container equipment for a specified term. The rentals are based upon the number of containers leased, the applicable per diem rate and the length of the lease, irrespective of the number of days during which the customer actually uses the containers. Term leases typically range from a period of three to five years.

Direct financing leases with customers.  The Group, as lessor, enters into direct financing leases for container equipment owned by the Group. The net investment in direct financing leases represents the receivables due from lessees, net of unearned income. Unearned income is recognized in the statements of income to give a constant return on capital over the lease term and is recorded as part of commissions, fees and other operating income.

Direct financing leases are usually long-term in nature, typically ranging from a period of three to seven years and require relatively low levels of customer service. They ordinarily require fixed payments and provide customers with an option to purchase the subject containers at the end of the lease term. Per diem rates include an element of repayment of capital and therefore are higher than rates charged under either term or master leases.

ii.	Group as lessee

Operating leases.  The majority of Agreements with Managed Container Programs are in the form of a master lease. Under the terms of the master lease, the Group is not liable to make any payments to the Managed Container Programs until such time as the Managed Containers have been placed on lease to a customer. The Agreements generally provide that the Group will make payments to the Managed Container Programs based upon the rentals collected from customers after deducting direct operating expenses and the compensation earned by the Group for managing the equipment.

The terms of the Agreements vary from 1 to 15 years. Containers generally have an expected useful economic life of 12 to 20 years. The Agreements generally contain provisions, which permit earlier termination under certain conditions upon 60-90 days’ notice. For the US Limited Partnership Programs, a majority of the limited partners in a partnership can remove the subsidiary of the Group, which acts as general partner, thereby terminating the Agreement with the Group. For the Joint Venture Program, the Agreement with the Group may be terminated should an event of default, as stipulated in the Agreement, occur and remain unremedied for a specific period thereafter, as defined in the Agreement. Under the Agreements with Private Container Programs, certain container owners may terminate the Agreement if stipulated performance thresholds are not achieved by the Group (see Note 17). The Group believes that early termination is unlikely in normal circumstances.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

c)	Leases (continued)

The majority of payments by the Group to Managed Container Programs are charged to the statement of income in each period based upon the amounts earned and subsequently payable under the Agreements with Managed Container Programs.

Other operating lease rentals are expensed on a straight-line basis over the lease term.

Capital leases.  Assets held under capital leases are initially reported at the fair value of the asset and are categorized as container equipment, with an equivalent liability reported as capital lease obligations. Where the asset is recorded within container equipment, it is depreciated over its expected useful life. Finance charges are reported over the lease term in accordance with the effective interest method and are recorded as interest expense.

d)	Equipment trading revenue and expenses

Equipment trading revenue represents revenue earned from the sale of equipment to third parties. Equipment trading expenses are the costs of the equipment sold. In such transactions, the Group enters into agreements to supply equipment to third party buyers. Simultaneously, the Group enters into separate agreements with container manufacturers for the acquisition of the equipment. The Group acts as principal in such transactions and accordingly the revenue and expenses are reported gross. This equipment does not enter the Cronos fleet of managed containers unless the third party buyer defaults on the agreement. Equipment trading revenue and expenses are recognized when the contracted parties meet the terms of their respective contractual agreements.

e)	Commissions, fees and other operating income

This comprises acquisition fees, income on direct financing leases, fees earned in connection with equipment consultancy and design services, licence fees earned in connection with the patented cellular palletwide container (“CPC”), fees earned on the disposal of Managed Containers, gains and losses resulting from the disposal of fixed assets, foreign exchange gains and other income.

Acquisition fees represent amounts paid by the Managed Container Programs when the Group enters into Agreements and begins to manage new container equipment on their behalf. Such fees are generally non-refundable and are deferred and recognized as income on a straight-line basis over the term of the Agreements. Licence fees and fees earned in connection with equipment consultancy and design services are recognized on the accrual basis based on the terms of the contractual agreements.

f)	Income taxes

Income taxes are accounted for in accordance with SFAS No. 109 — “Accounting for Income Taxes”. Deferred income taxes have been provided for the tax effects of temporary differences between financial reporting and tax bases of assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect of a change in tax laws or rates on the deferred tax liabilities and assets is recognized when the change in the tax laws or rates are enacted, and the effect is included in income from continuing operations for the period that includes the enactment date. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

g)	Net income per common share

Net income per share data has been calculated in accordance with SFAS No. 128 — “Earnings per Share”.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

g)	Net income per common share (continued)

Basic net income per common share is computed by dividing the net income applicable to common shareholders by the weighted average number of common shares outstanding during each period presented. Diluted net earnings per common share is determined using the weighted average number of common shares outstanding during each period presented, adjusted for the dilutive effect of common stock equivalents, consisting of shares that may be issued upon exercise of common stock options or stock based equivalents.

The components of basic and diluted net income per share were as follows:

	2005	2004	2003

Net income available for common shareholders	$7,802	$8,865	$4,190

Weighted average outstanding shares of common stock	7,358,950	7,260,852	7,321,908
Dilutive effect of:
— 1998 stock option	187,183	113,627	75,000
— warrants	—	74,757	50,000
— 1999 stock option plan	262,772	137,105	—
— non employee directors’ equity plan	134,528	163,365	154,746
— 2005 equity incentive plan	18,500	—	—

Common shares and common share equivalents	7,961,933	7,749,706	7,601,654

Basic net income per share	$1.06	$1.22	$0.57

Diluted net income per share	$0.98	$1.14	$0.55

For the years ended December 31, 2005 and 2004, all of the common stock equivalents were included in the computation of diluted net income per share as the average market price of Cronos’ common shares exceeded the exercise price of each stock plan. During the year ended December 31, 2003, options to acquire 500,000 shares were outstanding with a weighted average exercise price of $5.11, but were not included in the computation of diluted net income per share because the options’ exercise price was greater than the average market price of the common shares.

On February 4, 2005, 200,000 warrants to purchase 200,000 common shares of the Company were cancelled in connection with the restructuring of a debt facility.

h)	Cash equivalents

Cash and cash equivalents include all cash balances and may include highly liquid commercial debt instruments purchased with original maturities of three months or less. The carrying value approximates fair value.

i)	Allowance for doubtful accounts

Amounts due from lessees represent gross lease revenue and container disposal revenue due from customers, less an allowance for doubtful accounts. The allowance for doubtful accounts comprises specific amounts provided against known probable losses plus an additional amount provided based on loss experience. The loss provision is recorded as part of direct operating expenses.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

j)	New container equipment for resale

New container equipment for resale represents new containers purchased by the Group with the intention to resell to either Managed Container Programs or customers contracting with the Group under equipment trading transactions. All such equipment is stated at the lower of original unit cost or net realizable value.

In certain instances, rental income may be earned on new container equipment for resale and is included within gross lease revenue. Containers not sold within six months from the date of purchase are transferred to the Group’s container equipment. Depreciation is then calculated from the original date of acquisition. The amount of depreciation which would have been provided on new container equipment for resale, had it been transferred to long-term ownership at the balance sheet date, and the amount of rental income earned on new equipment are not material to the Company’s operations.

k)	Investments

Investments are accounted for using the equity method and take two main forms:

Under the first form, investments comprise the Group’s general and limited partner interests in the US Limited Partnership Programs, in which a subsidiary, Cronos Capital Corp., acts as a general partner.

Under the second form, the Group has a 50% equity investment in the Joint Venture Program. The joint venture entity is a bankruptcy-remote, special purpose entity organized under the laws of Bermuda.

l)	Consolidation of variable interest entities

In December 2003, the Group adopted Interpretation No. 46R — Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R clarifies the application of Accounting Research Bulletin No. 51 (“ARB 51”), to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46R explains how an enterprise identifies variable interest entities in order to assess its interests in variable interest entities. FIN 46R requires the Group to consolidate a variable interest entity where it determines that it is the primary beneficiary of that variable interest entity.

m)	Container equipment

Container equipment is carried at cost, adjusted for impairment, if appropriate, less accumulated depreciation. Containers, both owned by the Group and acquired under capital leases are depreciated on a straight-line basis as follows:

•	Refrigerated container equipment — over 12 years to a residual value of 15%

•	Tanks, rolltrailers and flat racks — over 20 years to a residual value of 10%

•	Dry cargo and all remaining container equipment — over 15 years to a residual value of 10%

On October 1, 2005, the Group changed the straight line depreciation basis for tanks, rolltrailers and flat racks from a useful life of 15 years with a 10% residual value to a useful life of 20 years with a residual value of 10%. The change was implemented in response to research that was conducted by the Group and which supported the change by providing additional information about the estimated future useful lives and future benefits of the assets. As a result of the change, net income for the three month period ended December 31, 2005 increased by approximately $131 and each of basic net income and diluted net income increased by $0.02 per share.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

n)	Other equipment

Other equipment is carried at cost less accumulated depreciation. Depreciation for leasehold improvements is recorded on a straight-line basis over the shorter of the useful life or the lease term. Depreciation for other equipment is recorded on a straight-line basis over a life of four to seven years.

o)	Restricted cash

Restricted cash consists of cash placed on deposit to support letters of credit and a balance held on deposit under the terms a loan facility that would be utilized in the event that adequate funds were not available to meet the scheduled debt service payments.

p)	Goodwill and other intangible assets

Intangible assets consist of goodwill and patents and are accounted for in accordance with SFAS No. 142 — “Goodwill and Other Intangible Assets” (“SFAS 142”). The Group tests goodwill annually for impairment. The Group compares the fair value of a reporting unit with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired.

Patents will continue to be amortized on a straight-line basis over their estimated useful lives, to a residual of nil in 2007.

q)	Translation of foreign currencies

The majority of the Group’s revenue is denominated in US dollars as are a significant proportion of total costs, including container purchases. Accordingly, the functional currency of the Group is the US dollar, the currency in which the financial statements are prepared.

Transactions denominated in other currencies are translated into US dollars and recorded at the rate of exchange at the date of the transaction. Balances denominated in other currencies are translated into US dollars at the rate of exchange on the balance sheet date. Exchange differences arising are charged or credited to the statements of income.

r)	Stock-based compensation

The Group has adopted disclosure requirements under SFAS No. 123 — “Stock-Based Compensation” (“SFAS 123”) and SFAS No. 148 — “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”), but continues to account for stock-based compensation under Accounting Principles Board Opinion No. 25 — “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, compensation expense is measured as the amount by which the quoted market price of the stock at the date of the grant or award exceeds the exercise price, if any, to be paid by an employee and is recognized as expense over the period in which the related services were performed.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

In accordance with SFAS 123, the Company discloses the fair value of stock options, which is calculated based on the Black Scholes option-pricing model. If the stock options had been accounted for under the fair value based method of accounting, the impact on the Group’s net income and net income per share would have been as follows:

	2005	2004	2003

Net income:
— as reported	$7,802	$8,865	$4,190
— add stock-based employee compensation included in reported net income, net of related tax effects	—	3	12
— deduct stock-based compensation expense computed in accordance with SFAS 123, net of related tax effects	—	(21)	(106)

— pro forma	$7,802	$8,847	$4,096

Basic net income per share:
— as reported	$1.06	$1.22	$0.57
— pro forma	$1.06	$1.22	$0.56
Diluted net income per share:
— as reported	$0.98	$1.14	$0.55
— pro forma	$0.98	$1.14	$0.54

s)	Accounting for warrants

Warrants issued in conjunction with debt are accounted for in accordance with APB No. 14 — “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (“APB 14”). Under APB 14, the proceeds of debt issued with detachable warrants are allocated between the two instruments based on their relative fair values, at time of issuance. Any resulting discount on the debt is accreted over the life of the debt, using the effective interest rate method. The fair value assigned to warrants is credited to additional paid-in capital at the time of issuance of the warrants.

t)	Asset impairment

Certain long-lived assets of the Group are reviewed when changes in circumstances require consideration as to whether their carrying value has become impaired, pursuant to guidance established in SFAS No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). Management considers assets to be impaired if the carrying value of the asset exceeds the future projected cash flows from related operations (undiscounted and without interest charges). When impairment is deemed to exist, the assets are written down to fair value measured using projected discounted cash flows from related operations. The Group periodically evaluates future cash flows and potential impairment of its fleet by container type rather than for each individual container. Therefore, future losses could result from individual container dispositions due to various factors including age, condition, suitability for continued leasing, as well as geographic location of the containers where disposed. Management also re-evaluates the period of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

u)	Derivative financial instruments

The Group accounts for derivative financial instruments in accordance with SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) as amended by SFAS No. 137 and SFAS No. 138. SFAS No. 133 was further amended by SFAS No. 149 — “Amendment of Statement 133 on Derivative Instruments

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

1.	Nature of operations and summary of significant accounting policies (continued)

u)	Derivative financial instruments (continued)

and Hedging Activities” (“SFAS 149”). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value and that changes in the fair value of derivatives are recorded each period in earnings or other comprehensive income, depending on the type of hedging instrument and the effectiveness of the hedges.

The Group evaluates all derivative instruments each quarter to determine their effectiveness. Any ineffectiveness is recorded in the statements of income.

v)	New pronouncements

In December 2004, the FASB issued SFAS 123 (Revised 2004) — “Share-Based Payment” (“SFAS 123R”). This Statement is a revision of SFAS 123. SFAS 123R supersedes APB 25, and its related implementation guidance.

SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in Statement 123 as originally issued and Emerging Issues Task Force (“EITF”) Issue No. 96-18 — “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. This Statement does not address the accounting for employee share ownership plans, which are subject to American Institute of Certified Public Accountants Statement of Position 93-6 — “Employers’ Accounting for Employee Stock Ownership Plans”. In April 2005, the effective date for compliance with SFAS 123R was revised to the first fiscal period beginning after December 15, 2005. Management does not expect the adoption of SFAS 123R to have a significant impact on the financial position, results of operations or cash flows of the Group.

In May 2005, the FASB issued SFAS No. 154 — “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change, the cumulative effect of changing to the new accounting principle. SFAS 154 is effective for accounting changes and corrections of errors in fiscal years beginning after December 15, 2005.

In June 2005, FASB ratified the consensus reached in the Emerging Issues Task Force Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-5”). EITF 04-5 provides a framework for determining whether a general partner controls and should consolidate a limited partnership or a similar entity in light of certain rights held by the limited partners. The consensus also provides additional guidance on substantive rights. EITF 04-5 must be applied no latter than the beginning of the first quarter of 2006, based on limited partnership agreements in place at the time of adoption. Management does not expect the adoption of EITF 04-5 to have a significant impact on the financial position, results of operations or cash flows of the Group.

2.	Selling, general & administrative expenses

Selling, general and administrative expenses for the twelve months to December 31, 2005, included charges totalling $1,666 in respect of one-off termination benefits relating to involuntary employee terminations pursuant to reorganizations of the Cronos marketing and operations structures. Management committed to the plans and communicated the plans to the employees during 2005. The Group made total payments of $406 during 2005

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

2.	Selling, general & administrative expenses (continued)

leaving a balance payable of $1,260 at December 31, 2005. The termination charges did not form part of the calculation of segment profit for any of the reportable segments.

3.	Operating segment data

The Group’s fundamental business activity is the leasing of containers to ocean carriers. The Group’s fleet of containers are either owned by the Group itself, or managed on behalf of US Limited Partnership Programs, the Joint Venture Program or Private Container Programs (see Note 1a). As such, the Group considers that its fundamental business equates to one industry segment, comprising four reportable segments which are structured according to the different forms of funding entered into for its container fleet acquisitions. The Group’s operating performance is reviewed and managed with respect to these reportable segments which represent the different levels of profitability and risk to the Group.

Owned containers are financed by the Group’s own capital resources, debt facilities and capital leases, and include new container equipment for resale. See Notes 1 and 10 for additional Managed Container Program related disclosures.

All revenues and expenses that are specifically identifiable to the containers within each reportable segment have been allocated to that segment and individual product revenues have been aggregated within the reportable segments. Prior to December 2004, the US Limited Partnership Programs segment and the Joint Venture Program segment were combined in a single reportable segment, Container Equity Programs, in accordance with the aggregation criteria of SFAS No. 131 — “Disclosure about Segments of an Enterprise and Related Information” (“SFAS 131”). At December 31, 2004, the Joint Venture Program exceeded the 10% revenue threshold of SFAS 131 and accordingly was reported as a separate segment. Corresponding items of segment information were restated for prior years.

No single customer accounted for 10% or more of total revenues in the years ended December 31, 2005, 2004 and 2003.

The Group does not manage income taxes by reference to its reportable segments and thus the Group evaluates segment performance based on income before income taxes and equity in earnings of affiliate.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

3.	Operating segment data (continued)

Segment information is provided in the tables below:

	US
	Limited	Joint	Private
	Partnership	Venture	Container	Owned
	Programs	Program	Programs	Containers	Total

Year ended December 31, 2005
Items directly attributable to segments:
— gross lease revenue	$23,512	$30,637	$47,368	$37,507	$139,024
— direct operating expenses	(3,587)	(2,119)	(7,250)	(5,135)	(18,091)

net lease revenue	19,925	28,518	40,118	32,372	120,933
— direct financing lease income	—	—	—	1,757	1,757
— payments to Managed Container Programs	(14,801)	(26,025)	(36,177)	—	(77,003)
— container depreciation	—	—	—	(14,890)	(14,890)
— container interest expense	—	—	—	(6,266)	(6,266)

Segment profit	$5,124	$2,493	$3,941	$12,973	$24,531

Total assets	$7,772	$43,041	$12,504	$208,415	$271,732

Expenditure for segment assets	$74	$11,172	$150	$69,385	$80,781

	US
	Limited	Joint	Private
	Partnerships	Venture	Container	Owned
	Programs	Program	Programs	Containers	Total

Year ended December 31, 2004
Items directly attributable to segments:
— gross lease revenue	$26,671	$16,349	$47,442	$41,634	$132,096
— direct operating expenses	(5,012)	(1,058)	(8,359)	(6,134)	(20,563)

net lease revenue	21,659	15,291	39,083	35,500	111,533
— direct financing lease income	—	—	—	1,547	1,547
— payments to Managed Container Programs	(17,675)	(13,963)	(36,323)	—	(67,961)
— container depreciation	—	—	—	(17,716)	(17,716)
— container interest expense	—	—	—	(5,076)	(5,076)

Segment profit	$3,984	$1,328	$2,760	$14,255	$22,327

Total assets	$8,542	$21,117	$11,519	$230,571	$271,749

Expenditure for segment assets	$120	$3,686	$219	$46,648	$50,673

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

3.	Operating segment data (continued)

	US
	Limited	Joint	Private
	Partnership	Venture	Container	Owned
	Programs	Program	Programs	Containers	Total

Year ended December 31, 2003
Items directly attributable to segments:
— gross lease revenue	$26,558	$8,630	$44,901	$37,412	$117,501
— direct operating expenses	(7,162)	(753)	(10,704)	(6,889)	(25,508)

net lease revenue	19,396	7,877	34,197	30,523	91,993
— direct financing lease income	—	—	—	1,510	1,510
— payments to Managed Container Programs	(15,969)	(7,190)	(32,571)	—	(55,730)
— container depreciation	—	—	—	(17,282)	(17,282)
— container interest expense	—	—	—	(5,665)	(5,665)

Segment profit	$3,427	$687	$1,626	$9,086	$14,826

Total assets	$8,838	$12,830	$11,096	$205,273	$238,037

Expenditure for segment assets	$73	$3,573	$124	$18,880	$22,650

Reconciliation of total segment profit to income before income taxes and equity in earnings of affiliate:

	2005	2004	2003

Segment profit	$24,531	$22,327	$14,826
Equipment trading revenue	2,210	4,698	4,991
Unallocated commissions, fees and other operating income	3,622	2,047	2,131
Interest income	344	120	130
Equipment trading expenses	(1,978)	(4,018)	(4,600)
Amortization of intangible assets	(188)	(188)	(188)
Non container depreciation	(251)	(277)	(213)
Selling, general and administrative expenses	(21,909)	(18,834)	(15,791)
Gain on settlement of litigation	1,333	—	—
Recovery of amount payable to Managed Container Program	703	—	—
Recovery of related party loan note	—	1,280	—
Provision against legal claims	(4,100)	—	—
Non container interest credit/(expense)	80	(102)	(89)

Income before income taxes and equity in earnings of affiliate	$4,397	$7,053	$1,197

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

3.	Operating segment data (continued)

Reconciliation to total revenues:

	2005	2004	2003

Revenues directly attributable to segments:
— gross lease revenue	$139,024	$132,096	$117,501
— direct financing lease income	1,757	1,547	1,510

	140,781	133,643	119,011
Other revenues:
— equipment trading revenue	2,210	4,698	4,991
— unallocated commissions, fees and other operating income	3,622	2,047	2,131
— interest income	344	120	130
Gain on settlement of litigation	1,333	—	—

Total revenues	$148,290	$140,508	$126,263

For the three years ended December 31, 2005, 2004 and 2003, the Group recorded equity in the earnings of the Joint Venture Program of $4,269, $2,883 and $1,499, respectively. The segment assets of the Joint Venture Program included the equity method investment of the Group of $31,341, $15,339 and $8,570 at December 31, 2005, 2004 and 2003, respectively.

Each reportable segment derives its revenues from leasing different types of container equipment to ocean carriers. Total revenues for these different types of equipment were:

	2005	2004	2003

Dry cargo containers	$94,638	$91,511	$80,773
Specialized containers:
— refrigerated containers	19,890	20,613	20,829
— tank containers	10,188	8,295	6,713
— dry freight specials	14,308	11,677	9,186

Gross lease revenue	$139,024	$132,096	$117,501

Lease revenue is deemed to be earned based on the physical location of the containers while on lease. Almost all of the Group’s lease revenue is earned on containers used by its customers in global trade routes. Accordingly, the Group believes that it does not possess discernible geographic reporting segments as defined in SFAS 131. However, based on the address of each of its customers, the Group estimates that gross lease revenues for the years ending December 31, 2005, 2004 and 2003, respectively, have been generated by customers located in the following regions:

	2005	2004	2003

Europe	42%	44%	43%
Australasia	37%	33%	36%
Other	21%	23%	21%

Total	100%	100%	100%

The Company does not generate material revenue from external customers in its country of domicile, Luxembourg.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

4.	Items affecting fourth quarter results

In the fourth quarter of 2005 the selling, general and administrative expenses included charges totaling $465 in respect of one-off termination benefits relating to involuntary employee terminations pursuant to reorganizations of the Cronos marketing and operations structures. There were no such charges in the fourth quarters of 2004 or 2003.

At the beginning of the fourth quarter, the Group changed the straight line depreciation basis for tanks, rolltrailers and flat racks from a useful life of 15 years with a 10% residual value to a useful life of 20 years with a residual value of 10%. As a result of the change, net income increased by approximately $131 for the quarter.

In the fourth quarter of 2005, a provision of $4,100 was recorded in respect of legal claims that have been made against the Group. See Note 17 for the detailed disclosure relating to this item.

In the fourth quarter of 2005 the Group reversed a provision of $422 that had been previously recorded as a potential deferred income tax liability on unremitted retained earnings of certain subsidiaries. See Note 5 for the detailed disclosure relating to this item.

5.	Income taxes

Income before income taxes and equity in earnings in affiliate comprises:

	2005	2004	2003

US	$1,159	$(1,437)	$(2,416)
Non US	3,238	8,490	3,613

	$4,397	$7,053	$1,197

The provision (benefit) for income taxes comprises:

	2005	2004	2003

Current taxes:
US Federal	$9	$11	$(5)
US State	5	(15)	93
Non US	968	706	760

	982	702	848

Deferred taxes:
US Federal	(86)	(25)	46
US State	96	51	(41)
Non US	(128)	343	(2,347)

	(118)	369	(2,342)

Total provision (benefit) for income taxes	$864	$1,071	$(1,494)

The Group has measured the differences between the provision (benefit) for taxes that would be computed at the US statutory rate and the actual tax provision (benefit). The Company is based in Luxembourg and is therefore not subject to income tax. However, the Group has used the US statutory rate to measure these differences due to the fact that it files annual financial statements as a US filer with the Securities and Exchange Commission.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

5.	Income taxes (continued)

	2005	2004	2003

Tax at US federal rate of 34%	$1,495	$2,398	$406
Difference between US statutory rate and other taxed jurisdictions	334	467	(3,296)
US state taxes (net of federal tax benefit)	100	37	52
Effect of non-taxed income at US federal rate of 34%	(603)	(2,305)	482
Valuation allowance	(551)	547	983
Other	89	(73)	(121)

Actual tax provision (benefit)	$864	$1,071	$(1,494)

Temporary differences giving rise to the net deferred income tax liability as of the balance sheet date were:

	2005	2004

Assets
Acquisition fees	$533	$591
Losses carried forward	1,278	1,661
Partnership income taxable in different periods for book and tax purposes	1,038	789
Disallowed interest expense carried forward	1,234	1,230
Alternative minimum tax credit	22	5
Other	877	343
Valuation allowance	(3,475)	(4,026)

Total deferred income tax assets	1,507	593

Liabilities
Depreciation	4,472	3,254
Unremitted retained earnings of subsidiaries	—	422

Total deferred income tax liabilities	4,472	3,676

Net deferred income tax liabilities	$2,965	$3,083

Tax losses have arisen in certain US entities. As of December 31, 2005, the deferred tax asset associated with these losses carried forward will expire as follows:

2006	$76
2007	—
2008	22
2009	18
2010	—
2011 and thereafter	834

Total	$950

At December 31, 2005, the Group had net operating loss carryforwards available of approximately $2,098, $2,630 and $1,151 for federal, state and foreign income taxes, respectively, to offset future income tax liabilities. The expected tax effect of these losses is reflected as a deferred tax asset. A valuation allowance has been established in

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

5.	Income taxes (continued)

the US subsidiaries since the realization of tax benefits of net operating loss carryforwards is not more likely than not. The amount of the valuation allowance is reviewed on a quarterly basis.

The Group has previously recorded a provision for potential taxation on the unremitted retained earnings of certain subsidiaries. Management considered the Group’s remittance intentions in arriving at the provision. The provision primarily related to the potential withholding taxes applicable to the remittance of retained earnings between a European based subsidiary and its European parent company. In December 2005, the status of the parent company changed. As a result of this change, the European Union (“EU”) Parent/Subsidiary Directive will apply to future remittances between the subsidiary and its parent. This directive applies a zero tax rate to distributions from subsidiaries resident within the EU to parent companies also resident in the EU. Accordingly, in December 2005, the Group reversed the related $422 deferred tax liability.

The Group will continue to monitor potential deferred income tax liabilities on the unremitted retained earnings of subsidiaries.

6.	Amounts due from lessees

a)  Group as lessor

The Group earns rental income from leasing containers to ocean carriers under operating leases. The containers are either owned by the Group or by Managed Container Programs (see Note 1) and the rental income is included in gross lease revenue in the statements of income. The cost and net book value of Group container equipment is detailed in Note 11.

Contingent master lease rentals approximated $73,459, $78,795, and $73,000 of gross lease revenue, respectively, in the years ended December 31, 2005, 2004 and 2003, respectively.

As of December 31, 2005, the minimum lease rentals receivable in future years under non-cancelable term operating leases were:

2006	$50,793
2007	40,181
2008	31,203
2009	19,406
2010	7,436
2011 and thereafter	3,785

Total	152,804

Rental income from leasing containers owned by Managed Container Programs to ocean carriers was $101,517, $90,462 and $80,089 for the years ended December 31, 2005, 2004 and 2003, respectively (see Note 3).

The Group previously also leased office space and earned revenue of nil, nil and $98 for the years ended December 31, 2005, 2004 and 2003, respectively.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

6.	Amounts due from lessees (continued)

b)  Allowance for doubtful accounts

The activity in the allowance for doubtful accounts was:

	2005	2004	2003

Beginning of year	$2,246	$2,296	$2,063
Provision for doubtful accounts	1,284	1,251	1,077
Write-offs, net of recoveries	(166)	(1,301)	(844)

End of year	$3,364	$2,246	$2,296

7.	Net investment in direct financing leases

The Group, as lessor, has entered into leases that qualify as direct financing leases. The minimum future lease rentals under these direct financing leases are due as follows:

			Minimum
	Net Lease	Unearned	Future
	Receivables	Lease Income	Lease Rentals

December 31, 2005:
— 2006	4,162	1,409	5,571
— 2007	3,071	903	3,974
— 2008	2,735	483	3,218
— 2009	1,872	194	2,066
— 2010	838	28	866

Total	$12,678	$3,017	$15,695

8.	New container equipment for resale

Activity during the year in new container equipment for resale was:

	2005	2004	2003

Beginning of year	$17,116	$10,816	$2,570
Container purchases	107,587	89,618	47,054
Container disposals:
— sold to US Limited Partnership Programs	(3,594)	(3,239)	—
— sold to the Joint Venture Program	(64,146)	(61,698)	(37,751)
— sold to Private Container Programs	(17,015)	(14,890)	—
— sold to other parties	(1,034)	(3,413)	(1,057)
Transferred to long-term ownership of container equipment	(772)	(78)	—

End of year	$38,142	$17,116	$10,816

The Group purchases containers for resale to Managed Container Programs. These transactions are entered into on normal commercial terms. All container equipment held for resale is held at the lower of cost and net realisable value.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

9.	Consolidation of variable interest entity

In December 2003, the Group adopted FIN 46R and determined that it was the primary beneficiary of a variable interest entity (“VIE”) in which it held a 0.01% share, and accordingly the VIE was consolidated into the Group’s consolidated financial statements. The VIE was established as a container purchase company in 1996 and acquired $49,700 of containers from Cronos in a series of transactions in prior years. The variable interests of the Group in the entity were comprised of a management fee, that Cronos earned in return for managing the containers of the entity, a non-interest bearing loan note and an option to acquire 75% of the container owning company, the exercise of which was subject to the repayment of certain of the indebtedness of the VIE.

At December 31, 2004, the VIE held cash balances of $1,531, restricted cash of $500, container assets of $21,901 (stated at net book value) and debt facilities of $20,880. In addition, the VIE held total amounts payable to Cronos subsidiaries of $13,439 that were subordinate to the repayment of the VIE debt.

In February 2005, the Group acquired 100% ownership of the VIE. The debt held by the variable interest entity was restructured on the same date. In connection with this restructuring, the Group issued a guarantee for $10,000 of the outstanding debt and the lender cancelled an option to acquire 25% of the variable interest entity. In addition, 200,000 warrants to purchase 200,000 common shares of the Company were cancelled effective February 4, 2005. The outstanding debt was repaid in full on August 1, 2005.

10.	Investments in related parties

	2005	2004

Investment in Joint Venture Program	$31,341	$15,339
Other investments	17	25

Investment in unconsolidated affiliates	$31,358	$15,364

Investments take two primary forms:

Under the first form, the investments comprise the Group’s equity interests as a general partner in six US Limited Partnership Programs. In accordance with FIN 46R, the Company has determined that the six Limited Partnerships qualify as variable interest entities. In each case, the Company has concluded that neither the Company, nor any of its subsidiaries, is the primary beneficiary of any US Limited Partnership Program.

The partnerships are all California limited partnerships managed by Cronos Capital Corp., a subsidiary of the Company. Since 1979, sixteen public limited partnerships and one private limited partnership have raised over $485,000 from over 37,500 investors. Eleven of the original seventeen partnerships have now been dissolved.

These general partner investments are accounted for using the equity method. In the case of each program, the investment from the Group comprises a nominal general partner capital contribution of $1, representing total Cronos contributions of $6. Earnings in respect of the equity in the interests in the US Limited Partnership Programs attributable to the $1 general partner capital contribution were immaterial in the years ended December 31, 2005, 2004 and 2003, respectively, and were reported as a component of “Payments to Managed Container Programs” rather than “Equity in earnings of unconsolidated affiliates” due to their immateriality.

The objectives of the partnership are to invest in marine cargo containers to generate continuing income for distribution to the limited partners, and to realise the residual value of the container equipment at the end of its useful economic life or upon the dissolution of the individual partnerships. At December 31, 2005 and 2004, respectively, the US Limited Partnership Programs had total assets of $84,303 and $107,298, and total liabilities of $3,160 and $3,311. For the years ended December 31, 2005 and 2004, the US Limited Partnerships reported total revenues of $25,590 and $24,926, and net income of $5,661 and $198. The general partner is indemnified by the partnerships for any liabilities suffered by it arising out of its activities as general partner, except in the case of

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

10.	Investments in related parties (continued)

misconduct or negligence. As a limited liability partnership, the limited partners may not be assessed for additional capital contributions and it is possible that the general partner could be liable if the assets of the partnerships are not sufficient to pay their liabilities. However, the Group considers that the risk of any such loss is not material. Therefore, the maximum exposure for Cronos to losses as a result of its involvement with the US Limited Partnership Programs at December 31, 2005, and December 31, 2004, was $2,847 and $3,114, respectively, representing the total amount due for management fees and other items from the partnerships.

At December 31, 2005, the Group had investments in the following US Limited Partnership Programs:

% investment
US Limited Partnership Program	holding

IEA Income Fund XI, L.P.	0.003%
IEA Income Fund XII, L.P.	0.001%
Cronos Global Income Fund XIV, L.P.	0.002%
Cronos Global Income Fund XV, L.P.	0.001%
Cronos Global Income Fund XVI, L.P.	0.003%
Cronos Containers Partners I, L.P.	0.001%

Under the second form, the Group has a 50% equity investment in an entity known as the Joint Venture Program, or CF Leasing Limited. The Joint Venture Program is a container purchase entity that was established in 2002 to acquire and lease marine cargo containers to third parties. It is a bankruptcy-remote, special purpose entity organized under the laws of Bermuda. It’s objective is to generate income for distribution to the equity holders or for reinvestment in additional equipment and to realise the residual value of the container equipment at the end of its useful economic life. The Joint Venture Program is accounted for using the equity method. The Group has determined that the Joint Venture Program is not a variable interest entity as defined by FIN 46R. At December 31, 2005 and 2004 respectively, the Joint Venture Program had total assets of $259,241 and $130,545, and total liabilities of $196,557 and $99,865. For the years ended December 31, 2005 and 2004, the Joint Venture Program reported total revenues of $28,869 and $15,602, and net income of $8,555 and $5,766. At December 31, 2005 and 2004, respectively, the carrying value of the Group’s investment in the Joint Venture Program approximated its underlying equity in the net assets of the program. The maximum exposure of Cronos to losses as a result of its involvement with the Joint Venture Program at December 31, 2005 and 2004, was $31,660 and $15,505, respectively, representing the total of its equity investment in the Joint Venture Program and the management fees due to Cronos from the program. At December 31, 2005 and 2004, the retained earnings of the Group represented by unremitted retained earnings of the Joint Venture Program were $9,595 and $4,668, respectively.

The activity in the investment in unconsolidated affiliates was:

	2005	2004

Beginning of year	$15,364	$8,570
Investment in joint ventures	11,075	3,600
Equity in earnings of affiliates	4,269	2,883
Change in fair value of interest rate swap agreements	650	311

End of year	$31,358	$15,364

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

11.	Container and other equipment

The activity in container equipment for the years ended December 31, 2005 and 2004, was:

Cost
Balance, December 31, 2003	$270,970
Additions	46,388
Disposals	(22,783)

Balance, December 31, 2004	294,575
Additions	64,457
Disposals	(161,551)

Balance, December 31, 2005	$197,481

Accumulated depreciation
Balance, December 31, 2003	$115,466
Depreciation expense	17,716
Disposals	(5,191)

Balance, December 31, 2004	$127,991
Depreciation expense	14,890
Disposals	(67,388)

Balance, December 31, 2005	$75,493

Book value
December 31, 2005	$121,988

December 31, 2004	$166,584

Container depreciation expense in 2003 was $17,282.

The Group recorded depreciation expense for other equipment of $251, $277 and $213 for the years ended December 31, 2005, 2004 and 2003, respectively.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

12.	Goodwill and intangible assets

The activity in the goodwill and intangible assets was:

	Goodwill	Patents	Total

Cost
Balance, December 31, 2003	$16,231	$2,096	$18,327
Additions	—	—	—

Balance, December 31, 2004	16,231	2,096	18,327
Additions	—	—	—

Balance, December 31, 2005	$16,231	$2,096	$18,327

Accumulated amortization
Balance, December 31, 2003	$5,193	$1,375	$6,568
Amortization expense	—	188	188

Balance, December 31, 2004	5,193	1,563	6,756
Amortization expense	—	188	188

Balance, December 31, 2005	$5,193	$1,751	$6,944

Book value
December 31, 2005	$11,038	$345	$11,383

December 31, 2004	$11,038	$533	$11,571

The amortization expense in 2003 was $188.

i.  Goodwill

Goodwill arose on the acquisition in 1990 of Intermodal Equipment Associates and the acquisition in 1996 of Intermodal Management AB.

SFAS 142 addresses the initial recognition and measurement of intangible assets acquired in a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition.

SFAS 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but will be tested annually for impairment. Cronos conducts its impairment test in December of each year, and in December 2005 concluded that the carrying value of goodwill was not impaired.

Prior to December 2004, the goodwill relating to the acquisition of Intermodal Equipment Associates, with a book value of $7,209, was assigned equally across three reportable segments. At December 31, 2004, the Joint Venture Program, which had previously been combined with the US Limited Partnership Programs in the Container Equity Programs reportable segment, exceeded the 10% revenue threshold of SFAS 131 and was accordingly reported as a separate segment. In accordance with SFAS 142, the goodwill that had been assigned to the Container Equity Programs segment was reassigned between the US Limited Partnership Programs and the Joint Venture Program segments.

At December 31, 2004, goodwill was assigned $400, $2,000, $2,400 and $2,409 to the US Limited Partnerships, Joint Venture Program, Private Container Programs and Owned Containers reportable segments, respectively. This allocation remained unchanged in 2005.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

12.	Goodwill and intangible assets (continued)

i.  Goodwill (continued)

The goodwill relating to the acquisition of Intermodal Management AB, with a book value of $3,829 at December 31, 2005, has been allocated to the Owned Containers reportable segment.

ii.  Patents

The Group entered into agreements to acquire the patent rights relating to the CPC, the Slimwall CPC and the intellectual property of Cargo Unit Containers Limited in August 1996 for a total consideration of $2,096 from a third party (the “Seller”). In April 2000, the Group entered into another agreement with the Seller which provided that, in consideration for the sum of $1,000, the Group would fully discharge any liabilities for accrued royalties, acquire full right, title and interest that the Seller may have had to receive royalties in the future and acquire all residual rights as the Seller had or may have had under the agreements.

In accordance with SFAS 142, patents are amortized on a straight-line basis over their estimated useful life to a residual value of nil in 2007. The estimated aggregate amortization expense for future periods is as follows:

2006	$188
2007	157

Total	$345

13.	Hedging transactions and derivative financial instruments

The purpose of Cronos’ foreign currency hedging activities is to reduce the risk that sales transactions that are denominated in non US dollar currencies will be affected by adverse exchange rate movements between the US dollar and the sales transaction currency. During 2003, Cronos entered into foreign currency forward contracts to reduce exposure to exchange rate risks associated with a Euro denominated sales agreement. Each forward contract was designated a fully effective cash flow hedge as the critical terms of each contract matched those of the hedged item. The changes in the fair value of the hedges were reported as a component of other comprehensive income and were reclassified into earnings as equipment trading revenue on the contracted performance dates of the sales agreement. The estimate of fair value was based on the estimated replacement cost of each hedge. The final forward contract expired in June 2004. For the year ended December 31, 2004, $325 was reclassified from other comprehensive income to equipment trading revenue on the contracted sales agreement performance dates. The Group did not enter into any foreign currency forward contracts in 2005.

Cronos does not enter into derivative financial instruments for trading purposes.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

14.	Other assets

Other assets include the following items:

	2005	2004

Unamortized loan origination fees	$1,276	$1,480
Prepaid expenses	834	827
Deposits for leasehold properties and other items	286	254
Amounts receivable under equipment trading transactions	78	364
Sales tax receivables	77	267
Other	542	707

Total	$3,093	$3,899

15.	Debt and lease obligations

As of December 31, 2005, the Group had $102,621of term facilities (including capital lease financing) under which $87,780 was outstanding and $2,018 of credit facilities under which $88 was outstanding. The unused portion of the term facilities is available to fund the acquisition of container equipment and may require a cash contribution from the Group of up to 25% of the cost of the new containers. Fixed and floating interest rates under these facilities ranged from 4.0% to 6.8% at December 31, 2005. The terms of these facilities extend to various dates through 2015. The rate of interest for the majority of floating rate facilities is based on either a one or three month London Inter-Bank Offered Rate (“Libor”) plus a margin. The size of the margin is dependent on the financial institution and the nature, size and term of the facility.

All of the debt and capital lease facilities involve agreements between subsidiaries of the Company and financial institutions. At December 31, 2005, the fair value of the facilities exceeded the carrying value by $97. The estimate of fair value was based on borrowing rates currently available to the Group for debt with similar terms and average maturities. The Company has provided parent company guarantees against all of the outstanding debt and capital lease facilities at December 31, 2005. The guarantees provide that, in the event of a default by the subsidiary, the Company will pay all amounts due under the agreements as they fall due. The guarantees will expire on various dates through 2015. Based on December 31, 2005 interest rates, the maximum potential amount of future payments for the guaranteed debt and capital lease facilities is $105,305. The debt and capital lease facilities are secured by container equipment. At December 31, 2005 and 2004, the cost of the collateralised equipment was $166,544 and $277,049, respectively. The Group receives free and clear title to the collateralised container equipment once all payments due under a facility have been made. In the event that the Group cannot make the guaranteed payments, the financial institutions are entitled to recover the collateralised equipment and either use the related cash flows or sell the equipment and take the sales proceeds to discharge outstanding obligations of the Company. The Company considers that the cash flows and/or sales proceeds generated by the collateralised equipment would be sufficient to cover outstanding obligations.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

15.	Debt and lease obligations (continued)

Debt and capital lease obligations are comprised of:

			Interest Rate % at
	2005	2004	December 2005/2004

Debt:
— floating rate	$54,065	$97,883	5.3 — 6.5/3.4 — 5.1
— fixed rate	4,702	—	6.8/ —
Obligations under capital leases:
— floating rate	26,300	26,130	4.0 — 6.4/3.7 — 5.1
— fixed rate	2,713	3,940	6.4/6.2 — 6.4

Total	$87,780	$127,953

a)  Debt

Bank loans, the majority of which have floating interest rates, have instalments payable through 2015. The weighted average interest rates for the years ended December 31, 2005, 2004 and 2003, were 6.2%, 4.5% and 4.7%, respectively.

In September 2004, the Group negotiated an extension to a $70,000 revolving line of credit by an additional year and agreed to repay the balance outstanding under the revolving line of credit, as of September 23, 2005, over five years. In August 2005, the Group reduced the facility to $45,000 and extended the revolving credit period until July 2007 and unless extended on that date, agreed to repay the balance outstanding over three years.

The primary facilities include financial covenants that are tested on a quarterly basis and measure minimum tangible net worth, the maximum level of debt and capital lease obligations to tangible net worth and interest expense coverage. At December 31, 2005, the Group was in compliance with each covenant. The breach of a covenant constitutes an event of default.

As of December 31, 2005, the annual maturities of debt were:

2006	$5,790
2007	10,446
2008	10,343
2009	10,870
2010	14,633
2011 and thereafter	6,685

Total	$58,767

b)  Capital lease obligations

The cost and net book value of assets acquired through capital leases were $46,306 and $35,290, respectively, at December 31, 2005 ($42,776 and $33,563, respectively, at December 31, 2004). In addition, the net investment in direct financing lease equipment acquired through capital leases was $3,147 and $3,376 at December 31, 2005 and 2004, respectively.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

15.	Debt and lease obligations (continued)

b)  Capital lease obligations (continued)

As of December 31, 2005, the minimum lease payments under capital leases were:

	Principal	Interest	Total

2006	$5,979	$1,465	$7,444
2007	6,431	1,113	7,544
2008	4,285	807	5,092
2009	4,224	566	4,790
2010	2,745	371	3,116
2011 and thereafter	5,349	367	5,716

Total	$29,013	$4,689	$33,702

At December 31, 2004, the lease payments with current maturities under capital leases were $5,745.

c)  Operating leases — Group as lessee

The total fixed operating lease rental expense for container equipment, computer equipment and office space was $4,454, $6,888 and $7,688 for the years ended December 31, 2005, 2004 and 2003, respectively.

Certain subsidiaries of the Group have fixed operating lease agreement (the “Agreements”) for container equipment with Private Container Programs. Under these Agreements, the fixed operating lease rental expense was $3,664, $6,132 and $6,811 for the years ended December 31, 2005, 2004 and 2003, respectively. Contingent rental expense for containers was $73,339, $61,829 and $48,919 for the years ended December 31, 2005, 2004 and 2003, respectively. These amounts are shown in the statements of income as payments to Managed Container Programs and described in Note 1. The Company has provided parent company guarantees for the $11,654 of minimum future lease payments outstanding under these Agreements at December 31, 2005. The Agreements provide that, in the event of a default by the subsidiary, the Company will pay all amounts due under the Agreements as they fall due. The Agreements contain purchase options which allow the Group to acquire the containers after a period of ten years.

As described in Note 6, the Group has entered into term operating leases with ocean carriers for equipment that is owned by the Managed Container Programs. The minimum lease rentals receivable in future years under these leases is $106,692. The amounts due to the Managed Container Programs will be calculated by deducting direct operating expenses and the income due to Cronos for managing the containers in accordance with the terms of the individual Agreements. No amount will be payable to the Managed Container Programs if the ocean carrier fails to pay the future term lease rentals to the Group.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

15.	Debt and lease obligations (continued)

c)  Operating leases — Group as lessee (continued)

As of December 31, 2005, the total future minimum lease payments due, both under contingent rentals and fixed operating leases were:

		Fixed	Total
	Contingent	Operating	Minimum
	Lease	Leases	Lease
	Payments	Payments	Payments

2006	$33,501	$1,313	$34,814
2007	26,295	1,313	27,608
2008	20,251	1,313	21,564
2009	11,480	1,313	12,793
2010	2,768	6,402	9,170
2011 and thereafter	564	—	564

Total	$94,859	$11,654	$106,513

16.	Deferred income and deferred acquisition fees

Deferred income and deferred acquisition fees comprise:

	2005	2004

Advance billings	$4,363	$2,582
Deferred acquisition fees	3,321	3,343

	$7,684	$5,925

The recognition of deferred acquisition fees is not contingent upon the performance or continuation of any of the Agreements to which they relate. On the termination of an Agreement, any deferred fees are recognized immediately. As of December 31, 2005, deferred acquisition fees are scheduled to be recognized as follows:

2006	$655
2007	548
2008	370
2009	296
2010	227
2011 and thereafter	1,225

Total	$3,321

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

17.	Commitments and contingencies

i.  Commitments

At December 31, 2005, the Group had outstanding orders to purchase $29,429 of container equipment.

ii.  Parent Guarantee under Agreements with Private Container Programs

The Company has provided parent guarantees for certain agreements between wholly-owned subsidiaries of the Company and Private Container Programs. The agreements are in the form of a master lease and provide that the subsidiary companies make payments to the Private Container Programs based on rentals collected after deducting direct operating expenses and the income earned by the subsidiary company for managing the containers. The subsidiary company is not liable to make payments to the Private Container Program if the containers are not placed on a lease or if a lessee fails to pay the lease rentals.

At each financial statement date, the amounts due under the agreements are recorded as a liability and disclosed under amounts payable to Managed Container Programs. The amount payable at December 31, 2005, was $6,395. The terms of the guarantees generally obligate the Company to ensure payments and other obligations of the subsidiary companies are performed on a timely basis and in accordance with the terms of the agreement.

The agreements with the Private Container Programs expire between 2006 and 2015. Should a default occur, the Company would be required to make the contracted payments on behalf of the subsidiary companies over the remaining term of the agreements or until such time as the default was remedied. Based on the $4,134 earned by the Private Container Programs for the fourth quarter of 2005, the Company estimates that the maximum amount of future payments for rentals collected after deducting direct operating expenses and the income earned for managing the containers would be $58,723. The fair value of the estimated amount of maximum future payments is $49,761.

iii.  Guarantees under fixed non-cancellable operating leases

Certain subsidiaries of the Group have fixed operating lease agreements for container equipment with Private Container Programs. The Company has provided parent company guarantees for the $11,654 of minimum future lease payments outstanding under these agreements at December 31, 2005. The agreements provide that, in the event of a default by the subsidiary, the Company will pay all amounts due under the agreements as they fall due. The agreements contain purchase options which allow the Group to acquire the containers after a period of ten years. The future minimum annual lease payments under the non-cancellable operating leases are detailed in Note 15 — “Debt and Lease Obligations” herein.

iv.  Agreements with Private Container Programs — early termination options

Approximately 69% (based on original equipment cost) of the agreements with Private Container Programs contain early termination options, whereby the container owner may terminate the agreement if certain performance thresholds are not achieved. At December 31, 2005, approximately 41% (based on original equipment cost) of total agreements with Private Container Programs were eligible for early termination. Cronos believes that early termination of these agreements by the Private Container Programs is unlikely.

v.  Agreements with Private Container Programs — change of control provisions

Approximately 61% (based on original equipment cost) of the containers subject to agreements with Private Container Programs provide that a change in ownership of the Group, without the prior consent of the container owner, may constitute an event of default under the agreement. In substantially all of these agreements, the consent of the container owners may not be unreasonably withheld. In the event that consent is not obtained, the container owners may require the Group to transfer possession of 41% of the containers under management to another

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

17.	Commitments and contingencies (continued)

v.  Agreements with Private Container Programs — change of control provisions (continued)

equipment manager. Such transfer of possession may result in the Group incurring certain costs. The remaining 20% of total agreements can elect for the Group to purchase the equipment pursuant to the terms of their respective agreements, generally at a stipulated percentage (determined by age of the equipment) of the original cost of the equipment.

vi.  Joint Venture Program — change of control provisions

Under the operative documents governing the Joint Venture Program, certain changes in control of the Group constitute an event of default, permitting the lenders to the Joint Venture Program to accelerate repayment of the Joint Venture Program’s indebtedness. In addition, whether or not a change of control constitutes an event of default, one of the agreements governing the Joint Venture Program provides that upon a change in control of the Group, the parent of the Group’s joint venture partner (and lead lender to the Joint Venture Program) may cause the Group to purchase the container assets of the Joint Venture Program at a purchase price equal to their book value plus a premium of 10%, and to purchase all other assets of the Joint Venture Program at their book value. In addition, at the election of the parent of the Group’s joint venture partner (and lead lender), the parent may cause the Joint Venture Program to repay, in full, the Joint Ventures Program’s outstanding indebtedness.

vii.  TOEMT

Since the 1980s, the Group has managed containers for Transocean Equipment Manufacturing and Trading Limited (“TOEMT (UK)”), an English company. A separate company by the same name was registered in the Isle of Man (“TOEMT (Isle of Man)”). Both TOEMTs are in liquidation in England, represented by the same liquidator. On December 13, 2004, the liquidator filed an “ordinary application” (in the nature of a complaint) in the UK High Court of Justice against the Company and two of its subsidiaries, Cronos Containers N.V. and Cronos Containers (Cayman) Limited (collectively the “Respondents”). The liquidator alleges that the Respondents knowingly were parties to the carrying-on of the business of TOEMT (UK) to defraud the creditors of TOEMT (UK) during the period 1991 through 1999. The Respondents’ application to dismiss the liquidator’s application was heard by the court on July 18-20, 2005, and October 4-10, 2005. On November 4, 2005, the court granted the Respondents’ application in part and denied the application in part. On March  10, 2006, the court of appeal granted in part and denied in part the Respondents’ application to appeal the court’s judgment. Pending resolution of the appeal, prosecution of the underlying action is stayed. The estimate of possible losses ranges from nil to $41 million, plus interest and costs.

TOEMT Liquidator’s Challenge to New York Judgment Deficiency.  As the Group has previously reported, the Group prosecuted claims aggregating approximately $2.3 million against Stefan M. Palatin, a former chairman of the Group, in the UK courts, secured final judgments (the “UK Judgments”) against Mr. Palatin in this amount (plus interest and costs), and, on June 25, 2004, secured an order of sale from the High Court of Justice, London, England, of an estate beneficially owned by Mr. Palatin in Amersham, England (the “Amersham Estate”). One of the claims the Company prosecuted to judgment against Mr. Palatin arose from a judgment the Company’s subsidiary, Cronos Equipment (Bermuda) Limited (“CEB”), had obtained from the Massachusetts Superior Court on May 8, 2001 (the “Massachusetts Judgment”) against Mr. Palatin. Pursuant to the terms of the Massachusetts Judgment, the Massachusetts Superior Court ordered the cancellation of 1,793,798 outstanding common shares of the Company (the “Palatin Shares”) held of record by Klamath Enterprises S.A. and beneficially owned by Mr. Palatin, and the reissuance and delivery of the Palatin Shares to CEB. The Massachusetts Judgment was, in turn, obtained to satisfy a default judgment secured by CEB against Mr. Palatin on February 8, 2000 from the Supreme Court of the State of New York in the amount of $6.6 million (the “New York Judgment”). Approximately $1.6 million of the $2.3 million in claims prosecuted by the Group against Mr. Palatin in the UK courts was based upon the deficiency claimed by

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

17.	Commitments and contingencies (continued)

vii.  TOEMT (continued)

CEB under the New York Judgment after crediting the value of the Palatin Shares against the amounts owing CEB under the New York Judgment (the “New York Judgment Deficiency”).

Pursuant to the UK court’s order of sale secured by the Company, the Amersham Estate was sold on January 31, 2005 for £3.4 million British pounds (at the then current exchange rate, approximately $6.4 million). From the proceeds of sale, the Company retained amounts sufficient to satisfy the UK Judgments, plus interest and costs. The balance of the proceeds (the “Amersham Surplus Proceeds”) from the sale of the Amersham Estate were deposited with the court under the terms of the court’s order of sale.

The liquidator of TOEMT (UK) secured charging orders against the Amersham Estate, in satisfaction of default judgments he had secured against Mr. Palatin, aggregating in excess of £3 million British pounds. The liquidator asserted that, under his charging orders, he was entitled to the entire Amersham Surplus Proceeds.

On February 25, 2005, the Company, Austrian investment entities collectively known as “Contrin”, and the liquidator settled their differences with respect to the allocation of the Amersham Surplus Proceeds, agreeing to an allocation of such proceeds between Contrin and the liquidator (the “February 2005 Settlement”). The agreement was subject to approval of the UK court supervising the TOEMT liquidation. Under the agreement, Contrin was allocated Amersham Surplus Proceeds in an amount sufficient to fully discharge the Company’s remaining payment obligations to Contrin under the terms of a Settlement Agreement entered into between the Company and Contrin on November  17, 2003 (the “Settlement Agreement”). The Group reported the settlement in its 8-K report of November 17, 2003. On April 11, 2005, the court entered its order approving the February 2005 Settlement. Accordingly, the Company’s financial obligations to Contrin under the Settlement Agreement have been fully discharged.

By letter dated September 9, 2005 (the “Demand Letter”), the TOEMT liquidator has asserted that CEB is not entitled to the proceeds from the sale of the Amersham Estate in satisfaction of the New York Judgment Deficiency. The stated basis for the liquidator’s claim is that by the terms of the Massachusetts Judgment the cancellation of the Palatin Shares fully satisfied the New York Judgment and that CEB was therefore not entitled to any deficiency under the New York Judgment. The liquidator further alleges that the valuation evidence relied upon by CEB to establish the value of the Palatin Shares for purposes of satisfying the New York Judgment “suffered from serious shortcomings”, and that those shortcomings were not brought to the attention of the UK court when CEB sought judgment from the UK court to satisfy the New York Judgment Deficiency. The liquidator further asserts that CEB “must be taken to have known” that the judgment and order of sale obtained from the UK courts to satisfy the New York Judgment Deficiency were not validly obtained from the UK courts. The liquidator demands the payment of all monies secured by CEB from the sale of Amersham and attributable to the New York Judgment Deficiency, which the liquidator asserts is £0.9 million British pounds (stated to be the US equivalent of $1.6 million) together with interest of 8% per annum from February 1, 2005.

CEB has responded to the liquidator’s Demand Letter, rejecting his claims as wholly without merit and in conflict with the February 2005 Settlement. If the liquidator files his claims in the UK courts against CEB, as he has threatened to do, then CEB intends to vigorously contest them.

viii.  Provision for legal claims

As discussed in Item 3 — “Legal Proceedings”, the liquidator acting on behalf of the two TOEMT companies has made a number of claims against Cronos. The Group understands that the liquidator has acknowledged the claims of only one creditor (“MKB”) of the two TOEMT companies. MKB bases its claim against TOEMT on one or more loan notes (the “Loan Notes”) purportedly issued by the TOEMT companies. In December 2005, the Group entered

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

17.	Commitments and contingencies (continued)

viii.  Provision for legal claims (continued)

into an agreement (the “Agreement”) with an independent third-party (the “Third-Party”) under which it contracted to pay a maximum amount of $4,000 (inclusive of related transaction costs) to the Third-Party to acquire the Loan Notes, in the event that the Third-Party were to purchase the Loan Notes from MKB. The Group directed its bank to issue an irrevocable standby letter of credit in the amount of $3,950 with an expiry date of March 15, 2006, (subsequently extended to March 31, 2006) in favor of the Third-Party and placed $3,950 on deposit with the bank as security for the letter of credit. The expiry date under the Agreement was March 1, 2006 (subsequently extended to March 31, 2006). In February 2006, the Third-Party advised the Group that MKB was prepared to enter into an agreement to sell the Loan Notes to the Third-Party. On March 21, 2006, the Group acquired the Loan Notes for an amount of $3,560 (inclusive of related transaction costs) and the issuance of a guarantee by the Group, for a maximum amount of $435, under which the Group would be required to make a payment of up to $435 in the event that MKB suffers a loss as a result of claims made by the liquidator of the two TOEMTs against MKB.

On March 21, 2006, the Group also acquired the claims of a potential creditor (the “Contrin Creditors”) for an amount of $95. The Group understands that the Contrin Creditors had their initial claims rejected by the liquidator in September 2005 but were allowed to submit reformulated claims in December 2005.

With the purchase of the claims of the only known creditors of both TOEMTs, the Group intends to pursue an end to the litigation brought by the TOEMT liquidator against the Respondents. The timing of the termination of the liquidation and the winding-up of the two TOEMTs will depend upon the cooperation of the liquidator. Accordingly, the Group is unable to predict when the winding-up of the TOEMT liquidations and the termination of the litigation brought by the liquidator against the Respondents will occur.

In December 2005, the Group recorded a charge of $4,100 equal to the fair value of the costs associated with the Agreement, the related guarantee, the purchase of the claims of the Contrin Creditors and the estimated costs of establishing the position of the Group as the sole creditor of the two TOEMTs.

18.	Common shares

	2005	2004	2003

Common shares outstanding:
At beginning of year	7,269,349	7,260,080	7,360,080
New common shares issued	138,610	9,769	—
Common shares held in treasury	—	—	(100,000)
Common shares retired	—	(500)	—

At end of year	7,407,959	7,269,349	7,260,080

On December 11, 1998, an option to purchase 300,000 common shares was granted to the chief executive officer on his appointment (see Note 19).

On June 3, 1999, the 1999 stock option plan (the “Plan”) was approved by the Board of Directors. The Plan authorized the issuance of 500,000 common shares to key employees (see Note 19). In 2005, 40,000 shares were issued under the Plan.

In August 1999, the Company issued an additional 300,000 common shares and warrants to purchase 200,000 common shares in connection with the Group’s refinancing of approximately $47,800 of its short-term and other indebtedness. The warrants were exercisable at $4.41 per share and were due to expire on the date that the amount borrowed under the associated refinancing was repaid. Using a Black Scholes model, the fair value of the

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

18.	Common shares (continued)

warrant was determined to be $246 and was credited to additional paid-in capital. The corresponding debt discount was deferred and was amortized over the life of the associated refinancing using the interest method. The warrants were cancelled in February 2005.

On October 29, 1999, a shareholder rights plan (the “Rights Plan”) was adopted. Under the Rights Plan, one common share purchase right was distributed as a dividend on each share of the Company’s common shares as of the close of business on October 25, 1999. The rights will be attached to and trade with all certificates representing common shares. The rights expire on October 28, 2009, and are redeemable by the Company at any time prior to this date. The rights will only be exercisable on the acquisition by any person or related group of persons of 20% or more of the Company’s common shares. The rights entitle the holder, with the exception of the acquiring person or group, to purchase a specified number of the Company’s common shares for 50% of their market value at that time. The rights will not be triggered if the Company’s Board of Directors has previously approved such an acquisition.

On January 10, 2001, the non-employee director’s equity plan (the “Equity Plan”) was approved by the shareholders. The Equity Plan authorized the issuance of 275,000 common shares to non-employee directors (see Note 19). During the years ended December 2005 and 2004, 98,610 and 9,769 shares, respectively, were issued under the Equity Plan.

At the annual meeting of shareholders of the Company held in June 2005, the shareholders approved an extension of the grant of authority to the Board to repurchase common shares both in the open market and through privately-negotiated transactions. The approval of the grant of authority was extended until December 1, 2006. In December 2002, 12,000 shares were repurchased under the share repurchase plan at $3.10 per share, or $37 in the aggregate. In August 2003, 100,000 outstanding common shares were repurchased from a single shareholder of the Company at a purchase price of $2.60 per share, or $260 in the aggregate.

In December 2004, the Company retired 500 shares that were issued under the 2002 employee stock grant. The shares had been held by employees who had left the employment of the Group prior to the full vesting of the stock grant (see Note 19).

On June 9, 2005, the 2005 equity incentive plan (the “Equity Incentive Plan”) was approved at the annual meeting of shareholders. The Equity Incentive Plan authorizes the issuance of up to 300,000 common shares, par value $2.00, that may be issued by the Company as non-vested shares or upon the settlement of director’s stock units. On July 15, 2005, 37,000 non-vested shares were granted by the Company.

All 7,407,959 of common shares outstanding rank equally in respect of shareholder rights.

19.	Stock-Based Compensation

Stock-based compensation comprises:

i.  1998 stock option

In December 1998, the Company granted the chief executive officer of the Company, on his appointment, the option to acquire 300,000 common shares in the Company. The term of the option is ten years, and may be exercised, in whole or in part, at any time from the date of grant. If the options are exercised, payment for shares is to be made by cash, the surrender of the Company’s common shares already owned by the employee (valued at their fair market value on the date of the surrender), or an alternate form of payment as may be approved by the Company’s Compensation Committee (the “Committee”). The number and price of shares subject to the option will be adjusted in the event of any stock split, declaration of a stock dividend, or like changes in the capital stock of the Company.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

19.	Stock-Based Compensation (continued)

ii.  1999 stock option plan

The Plan authorized the issuance of 500,000 common shares and permitted the Company to award to key employees incentive options and non-qualified stock options. The number of shares available for issuance under the Plan may be adjusted in the event of any subdivision of the outstanding shares of the common shares of the Company, the declaration of a stock dividend or like events. A total of 500,000 options were granted under the Plan and the exercise price of each option was determined by the Committee on the date of each grant. The exercise price of a stock option may be paid in cash or previously owned stock or both. The options vested and became exercisable at the rate of 25% per year on the first four anniversary dates of the grant. The options became fully vested on January 10, 2005. The term of each option is ten years.

iii.  The non-employee director’s equity plan

The non-employee directors have participated in the Equity Plan in two ways: by electing to receive, in lieu of the cash compensation otherwise payable to the non-employee director, an award of “Director’s Stock Units”, and through the receipt of director’s options (“Director’s Options”) to acquire common shares of the Company. A Director’s Stock Unit is defined as the equivalent of one common share of the Company. A total of 275,000 common shares were made available for issuance under the Equity Plan, both to supply shares for the settlement of Director’s Stock Units into common shares of the Company and for issuance upon the exercise of Director’s Options. A total of 274,998 Director’s Stock Units have been issued under the Equity Plan. The option may be exercised within 10 years of the grant date. The Director’s Options vested and become exercisable over three years, with one third exercisable on the first three anniversary dates following the date of the grant. The exercise price of each Director’s Option equals the average of the fair market value of the common shares for the twenty trading days immediately preceding the date of grant of the Director’s Options. The options became fully vested on January  10, 2006.

During the year ended December 31, 2003, the number of Director’s Stock Units awarded in lieu of compensation and the related weighted average fair value was 15,999, and $3.34, respectively. At December 31, 2005 the weighted average remaining contractual life was 6.2 years. No Director’s Stock Units were awarded in 2004 and 2005.

No charges were recognized for the Equity Plan for the years ending December 31, 2005, 2004 and 2003, respectively.

iv.  2005 equity incentive plan

On June 9, 2005, the Equity Incentive Plan was approved at the annual meeting of shareholders. The Equity Incentive Plan authorizes the issuance of up to 300,000 common shares, par value $2.00, that may be issued by the Company as non-vested shares or upon the settlement of director’s stock units. On July  15, 2005, 37,000 non-vested shares were granted by the Company. The 31,000 shares issued to executive and senior officers vest on the fourth anniversary of the date of grant. The remaining 6,000 shares issued to the non-employee directors vest on the business day preceding the next annual meeting of shareholders of the Company at which the term of the Participant as a director is to expire. The fair value of the grant was determined to be $410, calculated at $11.07 per share, being the market value of the shares on the date of the grant. Compensation expense of $94 was recognised for the year ended December 31, 2005. For 2006, three non-employee directors have elected to receive shares under the Equity Incentive Plan in lieu of compensation.

v.  Stock grant

The purpose of the Company’s restricted stock grants, under which a total of 8,000 Cronos shares have been authorized for grant, is to increase the number of shareholders of the Company and to further align the interests of the grantees with the interests of the shareholders of the Company. In December 2002, a total of 7,500 shares were

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

19.	Stock-Based Compensation (continued)

v.  Stock grant (continued)

granted to eligible employees of the Company and its subsidiaries. The grant vested upon the second anniversary of the grant and became fully vested in December 2004. No cash payment is required of the grantees for the shares and, once vested, the shares are no longer subject to forfeiture. A grantee is entitled to all rights of a shareholder of the Company during the time the shares are subject to forfeiture. The fair value of the grant was determined to be $21 calculated at $2.80 per share, being the market value of the shares on the date of the grant, and was amortized to income over the vesting period.

vi.  Stock appreciation rights

On October 13, 1999, the Board resolved to grant stock appreciation rights (“SARs”) to a key executive of 200,000 share units. A SAR is defined as the equivalent of one common share of the Company. The grant of the SARs entitles the grantee to receive cash payments from the Company as provided for in the SAR agreement. The SARs were granted at a grant price of $4.375 per SAR. As of the date of the award, the closing price of the Company’s common shares was $4.875 per share. The SARs became fully vested in October 2002. The SARs expire on October 12, 2009.

In accordance with SFAS 123, the compensation expense incurred in respect of SARs is estimated using the price of the Company’s common shares on the balance sheet date as a surrogate for the price on the date of exercise. A liability is created for the estimated compensation expense and is adjusted up or down at each balance sheet date for changes in the price of the Company’s stock. Compensation expense of $456, $1,085 and $103 was recognized for the years ended December 31, 2005, 2004 and 2003, respectively. No SARs were redeemed during the three years ended December 31, 2005.

Summary of Stock Option Activity Under All Plans

	For the years ended December 31,
	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding on January 1	980,504	$4.732	980,504	$4.732	980,000	$4.733
Granted	—	—	—	—	504	$3.577
Exercised (retired)	(78,000)	$4.591	—	—	—	—

Outstanding on December 31	902,504	$4.741	980,504	$4.732	980,504	$4.732

Exercisable on December 31	902,000	$4.74	913,918	$4.73	728,750	$4.71

For options outstanding at December 31, 2005, the exercise prices ranged from $3.58 to $5.25, and the weighted average remaining contractual life was 4 years.

In the case of share grants where the exercise price to be paid was less than the quoted market price of the Company shares at the date of the grant, the Group recognized compensation expense of $nil, $3 and $12 during the years ended December 31, 2005, 2004 and 2003 respectively.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

19.	Stock-Based Compensation (continued)

vi.  Fair value disclosures

For the year ended December 31, 2003, the exercise price for the options granted was less than the market value of the Company shares on the date of the grant. For such stock options, the weighted average exercise prices was $3.58 and the weighted average fair values was $1.25. No options were granted in 2004 and 2005.

The weighted average fair value of options was determined based on the Black Scholes model, utilizing the following assumptions:

2003

Expected term in years	10
Risk free interest rate	3.8%
Volatility	11.7%
Dividends	0%

20.	Restricted retained earnings

On an annual basis, Luxembourg law requires appropriation of an amount equal to at least 5% of net income to a legal reserve until such reserve equals 10% of the stated capital related to the outstanding common and preferred shares. This reserve is not available for dividends. At December 31, 2005 and 2004, the legal reserve exceeded the legal minimum by $328 and $378, respectively.

21.	Related party transactions

The Group had the following transactions with related parties during the years ended December 31, 2005, 2004 and 2003, respectively:

i. On August 1, 2005, the Group sold $73,750 of container fixed assets to the Joint Venture Program.

Other related party transactions with the Joint Venture Program and with the US Limited Partnership Programs are disclosed in the consolidated statements of income, in the consolidated balance sheets and in Notes 3, 8 and 10 to the consolidated financial statements.

ii. The Group has a 50% equity interest in an information technology company that was incorporated during 2004 and is located in India. During the years ended December 31, 2005 and 2004, the Group paid the company $251 and $215, respectively, for software products and software development projects. The information technology company reported a net loss of $39 and net income of $29 for the years ended December 31, 2005 and 2004, respectively, and had total assets of $79 and $89 as at December 31, 2005 and 2004, respectively.

iii. During 2005 a non-employee director entered into an agreement with the Group for the management of $110 of container equipment. The containers form part of the Private Container Program reportable segment.

22.	Quarterly financial data (unaudited)

	1st	2nd	3rd	4th

2005 quarterly financial data
Total revenues	$36,534	$38,177	$36,663	$36,916
Net income	$3,629	$3,477	$2,193	$(1,497)
Basic net income per common share	$0.50	$0.47	$0.30	$(0.21)
Diluted net income per common share	$0.46	$0.44	$0.27	$(0.19)

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

22.	Quarterly financial data (unaudited) (continued)

	1st	2nd	3rd	4th

2004 quarterly financial data
Total revenues	$34,036	$34,027	$35,348	$37,097
Net income	$789	$2,070	$2,036	$3,970
Basic net income per common share	$0.11	$0.29	$0.28	$0.54
Diluted net income per common share	$0.10	$0.27	$0.26	$0.51

23.	Additional disclosure for statutory purposes

The consolidated accounts have been prepared under US GAAP and, together with the following additional information, comply with the legal requirements under the 7th Directive of the European Union as implemented in Luxembourg, including modifications to the prescribed legal format of the financial statements to improve presentation.

i.  Particulars of the Luxembourg holding company

The Cronos Group (a Luxembourg holding company and the ultimate holding company in the Group) was incorporated under the laws of Luxembourg on February 22, 1988. The company’s registered office is 5 Rue Guillaume Kroll, L-1882 Luxembourg. The company is registered with the Register of Commerce under number R.C. 27489.

ii.  Particulars of employees

	2005	2004	2003

Employee costs
Salaries	$7,012	$6,707	$5,721
Social security costs	942	940	682
Pension contributions	431	213	219
Other employee costs	2,675	2,332	2,242
Severence	1,666	—	—

Total employee costs	$12,726	$10,192	$8,864

Average number of employees during the year	81	78	75

Total emoluments paid to directors	$1,951	$2,565	$1,453

Total pension contributions paid to directors	$24	$22	$11

iii.  Additional paid in capital

The amount of additional paid-in capital reported under US GAAP includes $10,000 of additional paid-in surplus, relating to the acquisition of a subsidiary, which does not constitute statutory capital under Luxembourg law. This amount is therefore not reflected in the statutory Company financial statements of The Cronos Group.

In addition, interim dividends declared are not deducted from the additional paid in capital under Luxembourg Law until they have been approved by the annual general meeting of shareholders. Until this meeting, they are considered as a debtor due from shareholders.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

23.	Additional disclosure for statutory purposes (continued)

iii.  Additional paid in capital (continued)

A reconciliation of the statutory Company financial statements to the consolidated Group financial statements is shown below.

	2005	2004

Additional paid-in capital:
As stated in the statutory company financial statements	$35,064	$36,371
Dividend paid out of additional paid-in-capital	(1,554)	(1,013)
Reserve for own shares	297	—
Additional paid-in surplus recognized under US GAAP	10,000	10,000

As stated in the consolidated Group financial statements	$43,807	$45,358

iv.  Net income reconciliation under Luxembourg Law

Under Luxembourg law the following adjustment to net income would be required:

•	goodwill is required to be amortised over its useful life. Management has determined that the useful life was 40 years for the goodwill.

•	A reduction in the fair value of forward exchange contracts and derivatives held by affiliates would be recognized in net income and not in other comprehensive income. Any future increase would also be recognized in net income, but cannot exceed previously recognized reductions in fair value. For December 31, 2005, the $650 recognised as other comprehensive income would not be recognised under Luxembourg law in net income and so would be recorded against the value of investments in related parties. For December 31, 2004 the $636 recognised as other comprehensive income would be recognised in net income under Luxembourg law only to the extent that is it a reversal of previous reductions. The excess above this value, $230, would be recorded against the value of investments in related parties.

•	The net income impact of restatement would be reflected in the 2003 consolidated statement of income. It is not permitted to adjust opening shareholder’s equity.

	2005	2004	2003

Net income as stated in the consolidated statements of income	$7,802	$8,865	$4,190
Less:
— amortisation of goodwill	(373)	(373)	(373)
— change in fair value of forward exchange contracts	—	325	(325)
— change in fair value of derivatives held by affiliate	—	81	(81)
— net (loss) of restatement	—	—	(5,124)

Adjusted net income/(loss)	$7,429	$8,898	$(1,713)

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

23.	Additional disclosure for statutory purposes (continued)

v.  Investments in related parties

Under Luxembourg law, the value of investments in related parties is adjusted for any increase in the fair value of derivatives held by affiliates (see note 21 iv.).

	2005	2004

Investment in Joint Venture Program	$31,341	$15,339
Adjustment for change in fair value of Derivatives	(880)	(230)

Investment in Joint Venture Program after fair value adjustment	30,461	15,109
Other investments	17	25

Investment in related parties under Luxembourg Law	$30,478	$15,134

vi.  Common shares held in treasury

As disclosed in Note 18 herein, at the annual meeting of shareholders of the Company held in June 2005, the shareholders approved an extension of the grant of authority to the Board to repurchase common shares both in the open market and through privately-negotiated transactions. The approval of the grant of authority was extended until December 1, 2006. In December 2002, 12,000 shares were repurchased under the share repurchase plan at $3.10 per share. In August 2003, 100,000 outstanding common shares were repurchased from a single shareholder of the Company at a purchase price of $2.60 per share, or $260 in the aggregate. Under US GAAP, these shares are presented as common shares held in treasury, and form part of Shareholders’ equity on the balance sheet. Under Luxembourg law, these shares should be presented as an investment in own shares.

THE CRONOS GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(US dollar amounts in thousands, except per share amounts)

23.	Additional disclosure for statutory purposes (continued)

vii.  Principal operating subsidiaries

The Company’s principal subsidiaries and affiliates were as follows:

Company	Country of incorporation	Principal activity

Cronos Containers Limited*	UK	Container leasing, management and administration
Cronos Containers N.V.*	Netherlands Antilles	Container investment manager
Cronos Capital Corp.	USA	General Partner and limited partnership administration, container investment manager
Cronos Securities Corp.	USA	Securities broking
Cronos Containers Inc.	USA	Administration and marketing — USA
Cronos Containers PTE Limited*	Singapore	Administration and marketing — Singapore
Cronos Containers Pty Limited*	Australia	Administration and marketing — Australia
Cronos Containers S.R.L.	Italy	Administration and marketing — Southern Europe
Cronos Containers (Hong Kong) Limited*	Hong Kong	Administration and marketing — Hong Kong and Australasia
Cronos Container Leasing GmbH	Germany	Administration and marketing — Germany
Cronos Equipment (Bermuda) Ltd*	Bermuda	Container investment
Cronos Finance (Bermuda) Ltd*	Bermuda	Container investment
C G Finance B.V.	Netherlands	Holding company and marketing office
Cronos Management N.V.*	Netherlands Antilles	Holding company and provision of Executive services
Cronos Containers Scandinavia AB	Sweden	Holding company and Intermodal equipment management
Intermodal Leasing AB	Sweden	Intermodal equipment management
Cronos Containers (Cayman) Ltd.*	Cayman Islands	Container investment manager
Cronos Holdings Investments Inc.*	USA	Holding company
CF Leasing Limited	Bermuda	50% owned container investment joint venture company

*	These companies are owned directly by the Company. All the other companies are owned indirectly.